Exhibit 99.1

EDISON INTERNATIONAL

The following Unaudited Pro Forma Consolidated Financial Statements of Edison International and its consolidated subsidiaries are included herein:

•	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2012

•	Unaudited Pro Forma Consolidated Statement of Income for the nine months ended September 30, 2012

•	Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 2011

•	Notes to the Unaudited Pro Forma Consolidated Financial Statements
The Unaudited Pro Forma Consolidated Financial Statements and the related Notes presented reflect the deconsolidation of Edison Mission Energy and its subsidiaries and affiliates ("EME") as a result of voluntary filings by EME and certain of its wholly-owned subsidiaries on December 17, 2012 (the “Petition Date”) for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division. Edison International has determined that as a result of the bankruptcy filing and beginning on the Petition Date, that it will no longer consolidate EME for financial reporting purposes. The Unaudited Pro Forma Consolidated Financial Statements have been prepared by applying pro forma adjustments to the amounts previously reported in the Consolidated Financial Statements included in Edison International's Annual Report on Form 10-K for the year ended December 31, 2011 and Unaudited Consolidated Financial Statements included in Edison International's Quarterly Report on Form 10-Q for the period ended September 30, 2012. The Unaudited Pro Forma Consolidated Statements of Income for the nine months ended September 30, 2012 and the year ended December 31, 2011 reflect the deconsolidation of EME, assuming the bankruptcy filing had occurred as of the beginning of the respective calendar year. The Unaudited Pro Forma Consolidated Balance Sheet reflects the deconsolidation of EME, assuming the bankruptcy filing had occurred on September 30, 2012. The pro forma adjustments, as described in the Notes to the Unaudited Pro Forma Consolidated Financial Statements, are based on currently available information.
The Unaudited Pro Forma Consolidated Financial Statements reflect the reclassification of EME from a consolidated entity together with subsidiaries and affiliates to an investment accounted for on the cost method as a result of filing for relief under Chapter 11 of the United States Bankruptcy Code. For purposes of the Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2012, the investment in EME is reflected at a fair value of zero. The Unaudited Pro Forma Consolidated Financial Statements are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the bankruptcy filing occurred on, or as of, the dates indicated, nor are they necessarily indicative of future operating results or financial position.

Exhibit 99.1

Unaudited Pro Forma Consolidated Balance Sheet			Edison International

(in millions, unaudited)	September 30, 2012 (a)	Less: Deconsolidation of EME (b)	Pro Forma Adjustments		Pro Forma
ASSETS
Cash and cash equivalents	$1,080	$698	$—		$382
Receivables, less allowances for uncollectible accounts	1,167	172	85	(c)	1,080
Accrued unbilled revenue	787	—	—		787
Inventory	508	171	—		337
Prepaid taxes	36	—	—		36
Derivative assets	76	39	—		37
Restricted cash and cash equivalents	116	116	—		—
Margin and collateral deposits	88	79	—		9
Regulatory assets	250	—	20	(d)	270
Deferred income taxes	231	(3)	112	(g)	346
Other current assets	94	40	8	(c)	62
Assets of discontinued operations	61	61	—		—
Total current assets	4,494	1,373	225		3,346
Nuclear decommissioning trusts	3,997	—	—		3,997
Investments in unconsolidated affiliates	544	542	—		2
Other investments	189	11	11	(c)	189
Total investments	4,730	553	11		4,188
Utility property, plant and equipment, less accumulated depreciation of $7,378	29,314	—	—		29,314
Competitive power generation and other property, plant and equipment, net	4,544	4,471	—		73
Total property, plant and equipment	33,858	4,471	—		29,387
Derivative assets	117	43	—		74
Restricted deposits	89	87	—		2
Rent payments in excess of levelized rent expense under plant operating leases	855	855	—		—
Regulatory assets	5,677	—	391	(d)	6,068
Other long-term assets	725	303	277	(c)(h)	699
Total long-term assets	7,463	1,288	668		6,843

Total assets	$50,545	$7,685	$904		$43,764

See the notes to the Unaudited Pro Forma Consolidated Financial Statements.

Exhibit 99.1

Unaudited Pro Forma Consolidated Balance Sheet			Edison International

(in millions, except share amounts, unaudited)	September 30, 2012 (a)	Less: Deconsolidation of EME (b)	Pro Forma Adjustments		Pro Forma
LIABILITIES AND EQUITY
Short-term debt	$429	$21	$—		$408
Current portion of long-term debt	565	565	—		—
Accounts payable	1,257	46	197	(c)(g)	1,408
Accrued taxes	105	(5)	1	(g)	111
Accrued interest	207	102	—		105
Customer deposits	193	—	—		193
Derivative liabilities	109	1	20	(d)	128
Regulatory liabilities	493	—	—		493
Other current liabilities	855	111	8	(c)	752
Liabilities of discontinued operations	61	61	—		—
Total current liabilities	4,274	902	226		3,598
Long-term debt	13,708	4,478	—		9,230
Deferred income taxes	5,745	(487)	(944)	(f)(g)(i)	5,288
Deferred investment tax credits	108	5	—		103
Customer advances	149	—	—		149
Derivative liabilities	717	125	391	(d)	983
Pensions and benefits	2,884	253	196	(f)	2,827
Asset retirement obligations	2,804	73	—		2,731
Regulatory liabilities	5,249	—	—		5,249
Other deferred credits and other long-term liabilities	2,887	854	1,238	(c)(g)(h)	3,271
Total deferred credits and other liabilities	20,543	823	881		20,601
Total liabilities	38,525	6,203	1,107		33,429
Commitments and contingencies
Common stock, no par value (800,000,000 shares authorized; 325,811,206 shares issued and outstanding)	2,385	1,377	1,377	(e)	2,385
Accumulated other comprehensive loss	(168)	(128)	(33)	(f)	(73)
Retained earnings	7,806	(9)	(1,551)	(e)(f)(i)	6,264
Total Edison International's common shareholders' equity	10,023	1,240	(207)		8,576
Preferred and preference stock of utility	1,759	—	—		1,759
Other noncontrolling interests	238	242	4	(e)	—
Total noncontrolling interests	1,997	242	4		1,759
Total equity	12,020	1,482	(203)		10,335

Total liabilities and equity	$50,545	$7,685	$904		$43,764

See the notes to the Unaudited Pro Forma Consolidated Financial Statements.

Exhibit 99.1

Unaudited Pro Forma Consolidated Statement of Income			Edison International

(in millions, except per-share amounts, unaudited)	Nine Months Ended September 30, 2012 As Reported (a)	Less: Deconsolidation of EME (b)	Pro Forma Adjustments		Pro Forma
Electric utility	$8,791	$—	$—		$8,791
Competitive power generation	1,009	1,007	(2)	(c)	—
Other	—	—	11	(c)	11
Total operating revenue	9,800	1,007	9		8,802
Fuel	678	458	—		220
Purchased power	3,049	—	—		3,049
Operations and maintenance	3,450	568	9	(c)	2,891
Deprecation, decommissioning and amortization	1,389	202	—		1,187
(Gain) loss on sale of assets and other	(60)	5	—		(65)
Total operating expenses	8,506	1,233	9		7,282
Operating income (loss)	1,294	(226)	—		1,520
Interest and dividend income	19	13	—		6
Equity in income from unconsolidated affiliates, net	42	42	—		—
Other income	105	1	—		104
Interest expense	(643)	(253)	—		(390)
Other expenses	(36)	—	—		(36)
Income (loss) from continuing operations before income taxes	781	(423)	—		1,204
Income tax expense (benefit)	217	(204)	—		421
Income (loss) from continuing operations before noncontrolling interests	564	(219)	—		783
Dividends on preferred and preference stock of utility	66	—	—		66
Other noncontrolling interests	12	12	—		—
Income (loss) from continuing operations	$486	$(231)	$—		$717
Basic earnings per common share attributable to Edison International common shareholders:
Weighted-average shares of common stock outstanding	326				326
Continuing operations	$1.49				$2.20

Diluted earnings per common share attributable to Edison International common shareholders:
Weighted-average shares of common stock outstanding, including effect of dilutive securities	328				328
Continuing operations	$1.48				$2.19

See the notes to the Unaudited Pro Forma Consolidated Financial Statements.

Exhibit 99.1

Unaudited Pro Forma Consolidated Statement of Income			Edison International

(in millions, except per-sher amounts, unaudited)	Year Ended December 31, 2011 As Reported (a)	Less: Deconsolidation of EME (b)	Pro Forma Adjustments		Pro Forma
Electric utility	$10,574	$—	$—		$10,574
Competitive power generation	2,186	2,180	(6)	(c)	—
Other	—	—	14	(c)	14
Total operating revenue	12,760	2,180	8		10,588
Fuel	1,166	799	—		367
Purchased power	2,989	—	—		2,989
Operations and maintenance	4,776	1,066	8	(c)	3,718
Deprecation, decommissioning and amortization	1,737	310	—		1,427
Asset impairments, lease terminations and other	1,772	1,746	—		26
Total operating expenses	12,440	3,921	8		8,527
Operating income (loss)	320	(1,741)	—		2,061
Interest and dividend income	37	31	—		6
Equity in income from unconsolidated affiliates, net	86	86	—		—
Other income	156	15	—		141
Interest expense	(808)	(323)	—		(485)
Other expenses	(55)	—	—		(55)
Income (loss) from continuing operations before income taxes	(264)	(1,932)	—		1,668
Income tax expense (benefit)	(288)	(856)	—		568
Income (loss) from continuing operations before noncontrolling interests	24	(1,076)	—		1,100
Dividends on preferred and preference stock of utility	59	—	—		59
Other noncontrolling interests	(1)	(1)	—		—
Net income (loss) from continuing operations	$(34)	$(1,075)	$—		$1,041
Basic earnings (loss) per common share attributable to Edison International common shareholders:
Weighted-average shares of common stock outstanding	326				326
Continuing operations	$(0.10)				$3.19

Diluted earnings (loss) per common share attributable to Edison International common shareholders:
Weighted-average shares of common stock outstanding, including effect of dilutive securities	326				329
Continuing operations	$(0.10)				$3.17

See the notes to the Unaudited Pro Forma Consolidated Financial Statements.

Exhibit 99.1

EDISON INTERNATIONAL
Notes to the Unaudited Pro Forma Consolidated Financial Statements

(a)
Amounts represent historical financial information from Edison International's Quarterly Report on Form 10-Q for the period ended September 30, 2012 or from Edison International's Annual Report on Form 10-K for the year ended December 31, 2011. Beginning in the third quarter of 2012, EME's Homer City met the definition of a discontinued operation and was classified separately in EME's and Edison International's consolidated financial statements. The December 31, 2011 financial statements for EME and Edison International have not been reclassified to reflect EME's Homer City as a discontinued operation. This reclassification has no impact on the unaudited pro forma financial statements.

(b)
Amounts represent the EME Consolidated Statement of Income for the nine months ended September 30, 2012 and for the year ended December 31, 2011 or EME's Consolidated Balance Sheet as of September 30, 2012. As discussed above, the December 31, 2011 financial statements for EME and Edison International have not been reclassified to reflect EME's Homer City as a discontinued operation.

(c)
Adjustments relate to intercompany transactions and balances between Edison International and EME, which as a result of the deconsolidation would no longer be eliminated in consolidation. In addition, all remaining revenue from Edison Mission Group, which is not significant, will be classified as "Other" revenue.

The following table summarizes the pro forma adjustments related to intercompany balances:

		Amount (in millions)		Amount (in millions)
Description	Asset Line Item		Liability Line Item
Income taxes and other	Accounts receivable	$85	Accounts payable	$85
Prepaid items	Other current assets	$8	Other current liabilities	$8
Workers compensation deposits	Other investments	$11	Other deferred credits and other long-term liabilities	$11
Intercompany retainer	Other long-term assets	$4	Other deferred credits and other long-term liabilities	$4
Recognized intercompany tax benefits	Other long-term assets	$81	Other deferred credits and other long-term liabilities	$81

(d)
Adjustments relate to a power purchase agreement between Southern California Edison Company, a subsidiary of Edison International, and EME, which amounts, prior to the deconsolidation, were eliminated in the consolidation process. Subsequent to the deconsolidation, these amounts are shown as "Derivative liabilities" and "Regulatory assets."

(e)
Subsequent to the deconsolidation, Edison International will account for its investment in EME using the cost method of accounting. For purposes of the Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2012, the investment in EME is reflected at zero. In addition to the reclassification of investment in EME to the cost method, the following pro forma adjustments are included:

•	Recognition of $128 million of losses previously unrealized by EME as part of accumulated other comprehensive loss and reflected as a reduction in retained earnings.

•
Represents an investment of $4 million by a subsidiary of Edison International, Mission Energy Holding Company, in Capistrano Wind Holding, Inc. an affiliate of EME and recorded by EME as a non-controlling interest. For purposes of the Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2012, the investment in Capistrano Wind Holding, Inc. is reflected at zero.

(f)
Amounts include certain of EME's employee retirement related liabilities that Edison International would assume upon effectiveness of the plan of reorganization or have a joint liability for, and related balances included in accumulated other comprehensive income, net of deferred taxes of $21 million and a $142 million reduction in retained earnings.

(g)
Amounts include recognized short-term and long-term tax benefits of approximately $112 million and $951 million, respectively, primarily related to net operating losses and production tax credit forwards that pertain to Edison

Exhibit 99.1

International's consolidated or combined federal and state tax returns. Such amounts are based on the carrying value at September 30, 2012 and may be impacted by future events. During the period that EME continues to be included in the consolidated and/or combined federal and state tax returns of Edison International and is subject to tax allocation agreements that currently exist, Edison International would make tax payments to EME when net operating losses and production tax credits are utilized to reduce tax liabilities of the consolidated group.

(h)
Amounts include liabilities for uncertain tax positions of EME of $192 million reflected on consolidated tax returns of Edison International. The pro forma adjustments include a receivable of this amount from EME.

(i)
Amounts include an increase in deferred tax liabilities of $28 million from changes in state apportionment rates resulting from the expected transfer of EME stock and reflected as a reduction in retained earnings.